Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 16, 2023 (except for Note 17, as to which the date is August 3, 2023), with respect to the consolidated financial statements included in the Current Report of Waste Connections, Inc. on Form 8-K filed on August 3, 2023.  We consent to the incorporation by reference of said report in the Registration Statements of Waste Connections, Inc. on Form S-3 (File No. 333-259244) and on Forms S-8 (File No. 333-168064, File No. 333-212245, File No. 333-212244, File No. 333-212243 and File No. 333-239554).

/s/ GRANT THORNTON LLP

Houston, Texas

August 3, 2023